UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 16, 2012

Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2012, Sanmina-SCI Corporation (the “Company”) entered into an Amended and Restated Loan, Guaranty and Security Agreement (the “Loan Agreement”), among the Company and certain of its subsidiaries as borrowers, Sanmina-SCI Systems (Canada) Inc. and SCI Brockville Corp., as Designated Canadian Guarantors, the financial institutions party thereto from time to time as lenders and Bank of America, N.A., as agent for such lenders.  The Loan Agreement amended and restated the Company’s existing Loan, Guaranty and Security Agreement, dated as of November 19, 2008.

The Loan Agreement provides for a $300.0 million secured asset-based revolving credit facility with a $100.0 million letter of credit sublimit.  The facility may be increased by up to $200.0 million in the aggregate upon obtaining additional commitments from the lenders then party to the Loan Agreement or new lenders.  The Loan Agreement expires on the earlier of (i) the date that is 90 days prior to the maturity date of the Company’s Senior Floating Rate Notes due 2014 or the Company’s 8.125% Senior Subordinated Notes due 2016, in each case if such notes are not repaid, redeemed, defeased, refinanced or reserved for under the borrowing base under the Loan Agreement prior to such date, and (ii) March 16, 2017 (the “Maturity Date”).

Loans may be advanced under the Loan Agreement based on a borrowing base derived from specified percentages of the value of eligible accounts and eligible inventory. The borrowing base is subject to certain customary reserves and eligibility criteria.  If at any time the aggregate principal amount of the loans outstanding plus the face amount of undrawn letters of credit under the Loan Agreement exceed the borrowing base then in effect, the Company must make a prepayment or post cash collateral (in the case of letters of credit) in an amount sufficient to eliminate such excess. The terms of the Loan Agreement provide that the Company and the other borrowers are required, in certain circumstances, to prepay loans with net cash proceeds from certain types of asset sales or casualty proceeds. The Company and the other borrowers have the right to prepay loans under the Loan Agreement in whole or in part at any time without penalty. Amounts prepaid may be reborrowed. There are currently no loans and approximately $23.2 million in letters of credit outstanding under the Loan Agreement.

Loans under the Loan Agreement bear interest, at the Company’s option, calculated on an assumed year of 360 days for the actual number of days elapsed, at a rate equal to the London interbank offered rate (“LIBOR”) or, calculated on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed, a base rate equal to Bank of America, N.A.’s announced prime rate, in each case plus a spread. The applicable spread under the Loan Agreement is subject to change based on availability under the Loan Agreement and ranges from 1.75% to 2.25% per annum for LIBOR loans and 0.75% to 1.25% per annum for base rate loans. A commitment fee accrues on any unused portion of the commitments under the Loan Agreement at a rate per annum based on usage. Interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of an interest period in the case of LIBOR loans.  Principal, together with accrued and unpaid interest, is due on the Maturity Date.

The obligations of the Company and its subsidiaries that are borrowers or guarantors under the Loan Agreement are secured by the following property of the Company and such subsidiaries:

•                  all accounts receivable and all supporting obligations, chattel paper, documents and instruments in respect thereof or relating thereto;

•                  all deposit accounts (except accounts used for collections for certain transactions);

•                  all inventory;

•                  the equity interests of each of the borrowers (except the Company) and the guarantors and the other equity interests owned directly by the borrowers and the guarantors, subject to limited exceptions;

•                  all promissory notes issued by the Designated Canadian Guarantors;

•                  all cash in any form;

•                  all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing; and

•                  all books and records pertaining to the foregoing.

All of the Company’s existing and future domestic subsidiaries are required to guaranty the obligations under the Loan Agreement, subject to some limited exceptions.

The Loan Agreement requires the Company to comply with a fixed charge coverage ratio during the period commencing on the date that availability is less $50.0 million and continuing until the date on which, during the preceding 90 consecutive days, availability has been greater than $50.0 million.  Following any increase in the commitments under the Loan Agreement, the $50.0  million threshold described in the preceding sentence is changed to 15% of the greater of (x) the borrowing base and (y) the aggregate amount of the commitments.

The Loan Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations.  Further, the Loan Agreement contains customary negative covenants limiting the ability of the Company and its subsidiaries, among other things, to incur debt, grant liens, make investments, make acquisitions, make certain restricted payments and sell assets.  Upon an event of default, the lenders may declare all outstanding principal and accrued but unpaid interest under the Loan Agreement immediately due and payable and may exercise the other rights and remedies provided for under the Loan Agreement.  The events of default under the Loan Agreement include payment defaults, cross defaults with certain other indebtedness, breaches of covenants or representations and warranties, change in control of the Company and bankruptcy events.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

Date: March 16, 2012	By:	/s/ Michael R. Tyler
Michael R. Tyler,
Executive Vice President, General Counsel and Corporate Secretary